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                                                                    Exhibit 99.1

         e.spire SECURES $125 MILLON IN EQUITY FINANCING; SIGNS AMENDED
                      AGREEMENT WITH SYNDICATED BANK GROUP

     HERNDON,  VA, SEPTEMBER 20, 2000-- e.spire  Communications,  Inc.  (NASDAQ:
ESPI) announced that it has secured additional funding commitments, including $50 million received today, that significantly strengthen its balance sheet. Concurrently, e.spire has finalized an important loan agreement with its bank group.
     e.spire has signed commitment letters with the Huff Alternative Income Fund, L.P., Greenwich Street Capital Partners II, L.P., and Honeywell International Inc. Master Retirement Fund for a total of $125 million in equity funding. The three groups, which have committed to purchases of approximately $125 million of preferred stock pending shareholder approval, purchased $50 million of exchangeable preferred stock from e.spire today. A proxy soliciting shareholder approval will be distributed shortly. When approval is received, e.spire expects these three and other investors will purchase the remaining $75 million in preferred stock as funding is needed by the Company.

     e.spire also announced that it and its syndicated bank group have signed the final agreement amending its Senior Secured Credit Facility. e.spire will repay $10 million of principal on the Credit Facility today, leaving a fully drawn balance of $139 million outstanding.

     "We are pleased with both of these developments. The infusion of equity gives us additional financial stability and flexibility," said Bradley E. Sparks, e.spire Chief Financial Officer. "It gives us sufficient capital to fund our business plan well into the first quarter of next year, demonstrates to the investment community that e.spire continues to have strong, committed financial backers, and opens up new funding channels to us. And, importantly, as evidenced by the new bank agreement, we have the ongoing support of our senior lenders."

     "The signing of the bank agreement is a significant milestone for us," added George F. Schmitt, e.spire Chairman and Acting Chief Executive Officer. "With this negotiation behind us, we can now turn our full attention to closing other arrangements that will bring new investment to the company."




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e.spire SECURES $125 MILLON IN EQUITY  FINANCING;  SIGNS AMENDED  AGREEMENT WITH
SYNDICATED BANK GROUP/Page 2

     e.spire  Communications,   Inc.  is  a  leading  integrated  communications
provider, offering traditional local and long distance, dedicated Internet access and advanced data solutions,
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     such as ATM and frame relay. e.spire also provides dial-up Internet through its wholly-owned Internet service provider (ISP), CyberGate, Inc., and Web hosting services through CyberGate's subsidiary, ValueWeb. In addition, ACSI Network Technologies, Inc., another e.spire subsidiary, provides third parties, including other communications concerns, municipalities and corporations, with turnkey fiber-optic design, construction and project management expertise. More information about e.spire is available on e.spire's Web site, www.espire.net.

Certain statements regarding the development of the Company's businesses, the markets for the Company's services and products, the Company's anticipated capital expenditures, anticipated EBITDA and other statements are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) which can be identified as any statement that does not relate strictly to historical or current facts. Forward-looking statements use such words as plans, expects, will, will likely result, are expected to, will continue, is anticipated, estimate, project, believes, anticipates, intends and expects, may, should, continue, seek, could and other similar expressions. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. The important factors that could cause actual results to differ materially from those in the forward-looking statements herein (the "Cautionary Statements") include, without limitation, the Company's degree of financial leverage, risks associated with debt service requirements and interest rate fluctuations, risks associated with acquisitions and the integration thereof, the impact of restriction under the Company's financial instruments, dependence on availability of transmission facilities, regulation risks including the impact of the Telecommunications Act of 1996, contingent liabilities, the impact of competitive services and pricing, the ability of the Company to successfully implement its strategies, as well as the other risks referenced from time to time in the Company's filings with the SEC, including the Company's Form 10-K for the year ended December 31, 1999. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements. The Company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:
Media Relations
Peggy Disney
703.639.6738
peggy.disney@espire.net
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